MIDDLESEX WATER COMPANY REPORTS
FIRST QUARTER 2015 FINANCIAL RESULTS

First Quarter Highlights

▪	Consolidated Operating Revenues Increase 5.9% over Q1 2014
▪	Net Income Rises 14.7%
▪	Earnings Per Share Up 10.0%

ISELIN, N.J.,(May 1, 2015) -- Middlesex Water Company (the "Company" or “Middlesex”), (Nasdaq:MSEX), a provider of water and wastewater and related services primarily in New Jersey and Delaware, today announced operating revenues for the quarter ended March 31, 2015.

First Quarter Operating Results

Consolidated operating revenues for the first quarter ended March 31, 2015 increased $1.6 million to $28.8 million, up from $27.2 million, for the same period in 2014. Net income climbed to $3.6 million, an increase from $3.1 million in 2014.   Basic and diluted earnings per share were $0.22 for the three months ended March 31, 2015, up from $0.20 for the same period in 2014.

Revenues in the Company’s Middlesex System in New Jersey increased $0.6 million from the same period in 2014, primarily due to the rate increase approved by the New Jersey Board of Public utilities (“NJBPU”) and implemented in July 2014. Revenues in our Delaware System, Tidewater Utilities, Inc., increased $0.7 million primarily due to higher customer demand. Revenues from contract operations increased $0.4 million, primarily due to higher supplemental services revenues earned under our contract to operate the Borough of Avalon, New Jersey’s water utility, sewer utility and storm water system as well as increases in scheduled fixed fees under our contract with the City of Perth Amboy, New Jersey.

Operation and maintenance expenses for the first quarter increased $0.7 million from the same period in 2014. Employee benefit expenses increased $0.7 million due to higher retirement plan costs resulting from a lower discount rate than in the prior year and the adoption of new mortality tables, reflecting longer life expectancies, both used in the calculation of the 2015 net periodic plan costs. Variable water production costs decreased $0.1 million, due to lower customer demand in our Middlesex System. Decreased cold weather main break activity, as compared to 2014, resulted in $0.3 million of lower labor overtime and non-labor costs in our Middlesex System. Contract operations expenses increased $0.5 million due to higher contractor expenditures under our contracts to serve Avalon and Perth Amboy.

Middlesex Chairman, President and Chief Executive Officer Dennis W. Doll said, “Our first quarter results were positively impacted by the favorable outcome of our New Jersey rate case. However, our capital spending needs to ensure reliability, quality and performance of our drinking water infrastructure continue to grow. To that end, on April 1st Middlesex filed for a 13.5% increase in rates in New Jersey to recover costs for repairs and maintenance to our drinking water infrastructure and to cover costs of increases in treatment supplies, fuel, electricity, wages and benefits, technology and other factors impacting utility operating income.”

Annual Meeting of Shareholders

The Company will host its Annual Meeting of Shareholders on Tuesday, May 19, 2015, beginning at 11:00 a.m. at its corporate headquarters at 1500 Ronson Road in Iselin, NJ.

About Middlesex Water Company

Middlesex Water Company, organized in 1897, is an investor-owned water and wastewater utility, serving customers in central and southern New Jersey, Delaware and Pennsylvania.  For additional information regarding Middlesex Water Company, visit the Company's Web site at www.middlesexwater.com or call (732) 634-1500.

This release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

MIDDLESEX WATER COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands except per share amounts)

	Three Months Ended March 31,
	2015	2014

Operating Revenues	$28,780	$27,173

Operating Expenses:
Operations and Maintenance	16,087	15,437
Depreciation	2,947	2,815
Other Taxes	3,061	2,954

Total Operating Expenses	22,095	21,206

Operating Income	6,685	5,967

Other Income (Expense):
Allowance for Funds Used During Construction	82	67
Other Income	39	11
Other Expense	(66)	(20)

Total Other Income, net	55	58

Interest Charges	1,058	1,103

Income before Income Taxes	5,682	4,922

Income Taxes	2,046	1,753

Net Income	3,636	3,169

Preferred Stock Dividend Requirements	36	43

Earnings Applicable to Common Stock	$3,600	$3,126

Earnings per share of Common Stock:
Basic	$0.22	$0.20
Diluted	$0.22	$0.20

Average Number of Common Shares Outstanding:
Basic	16,132	15,974
Diluted	16,288	16,178

Cash Dividends Paid per Common Share	$0.1925	$0.1900